Exhibit 99.2

Contact:  Shawn K. Poe, Chief Financial Officer
(919) 677-4019

Ply Gem Industries, Inc. Announces Pricing of Debt Offering

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CARY, NORTH CAROLINA, February 9, 2011—Ply Gem Industries, Inc. (“Ply Gem” or the “Company”), a wholly-owned subsidiary of Ply Gem Holdings, Inc., today announced that it has priced its offering of $800 million in aggregate principal amount of 8.25% Senior Secured Notes due 2018 (the “Notes”). The offering of the Notes is expected to close on February 11, 2011, subject to certain closing conditions.

Ply Gem intends to use the net proceeds from the offering to fund the previously announced cash tender offer for any and all of its outstanding 11.75% Senior Secured Notes due 2013 or otherwise purchase or redeem such notes.

The Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent such registration or an exemption from the registration requirements of the Securities Act and any other applicable securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where such an offering or sale would be unlawful.  This press release contains information about pending transactions, and there can be no assurance that these transactions will be completed.

Certain statements made in this press release, including any statements as to future results of operations and financial projections, may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on management's expectations, estimates, projections and assumptions. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. Additional information regarding these factors is contained in the Company's filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, as updated in the Company’s Quarterly Reports on Form 10-Q.

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